Exhibit 15.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-196223 and No. 333-213905), and S-8 (Nos. 333-166315, 333-180368 and 333-183294) of VEON Ltd. of our report dated March 13, 2018 relating to the financial statements of VIP-CKH Luxembourg S.à.r.l, which appears in this Form 20-F of VEON Ltd.

Milan, Italy

March 15, 2018

/s/ PricewaterhouseCoopers SpA

PricewaterhouseCoopers SpA